Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference in this registration statement of our Firm’s name and our Firm’s audit of the estimates of the proved reserves, future production and discounted future net income of Civitas Resources, Inc. as of December 31, 2024, to the inclusion of our report, dated January 21, 2025, and to all references of our Firm included in this registration statement.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Denver, Colorado

December 5, 2025